Free Writing Prospectus Filed on January 13, 2009	Filed Pursuant To Rule 433 Registration Statement No. 333-134038

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,250,000,000 1.875% Guaranteed Global Notes due 2012

FINAL TERM SHEET

January 13, 2009

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	Aaa / AAA

Principal Amount:	US$ 1.25 billion

Pricing Date	January 13, 2009

Closing Date:	January 21, 2009

Maturity Date:	March 21, 2012

Redemption Price:	100%

Interest Rate:	1.875% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	March 21 and September 21

First Interest Payment Date:	September 21, 2009

Reoffer Spread:	89.2 bps over 1.125% UST due January 2012, yielding 1.075% semi-annually

Reoffer Price:	99.717%

Underwriting Commissions:	0.100%

Proceeds to OeKB:	99.617%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC, Clearstream Luxembourg, Euroclear

Joint Lead Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities Ltd.

Co-Managers:	BNP Paribas, Goldman Sachs International, HSBC Bank plc, Morgan Stanley & Co.

Stabilization Manager:	Citigroup Global Markets Inc.

You can access the prospectus relating to the registration statement at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312507192531/dposam.htm

http://idea.sec.gov/Archives/edgar/data/202811/000119312509005260/dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at +1 877-858-5407 or J.P. Morgan Securities Inc. collect at +1 212-834-4533.